UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 5, 2007
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Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)
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California (State or Other Jurisdiction of Incorporation)
333-64122 (Commission File Number)	22-3755993 (I.R.S. Employer Identification No.)
14550 Torrey Chase Boulevard, Suite 330 Houston, Texas (Address of Principal Executive Offices)	77014-1022 (Zip Code)

(281) 453-2888
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪ Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 250.14a-12)

⁪ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 250.14d-2(b))

⁪ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Item 8.01 Other Events.

As an update to our prior disclosure on Form 8-K filed on Friday, January 5, 2007, we have received written notice from our senior lender of various events of default under the loan agreements and related agreements with the senior lender.  The senior lender notified us that it intends to charge any and all default amounts under the loan documents as a result of the events of default.

As previously disclosed, due to the inability of Blast to obtain full utilization of its rigs and due to a slowdown in market conditions, Blast has suspended interest payments on its senior debt, in order to conserve cash. At the current contractual interest rate, the monthly interest payment on the senior debt is approximately $370,000. Blast did not pay the interest on its due date. Following a three-day grace period that expires at the end of business on January 5, 2007, the terms of the senior debt provide that there is an event of default. Under the terms of the senior debt, following an event of default, additional interest accrues on the unpaid principal balance at the rate of 1% per month. In addition, an event of default would allow the senior lender to pursue remedies under the loan documents, which include accelerating the indebtedness, charging default interest, and entering foreclosure proceedings on the loan collateral.

Blast is presently in discussions with the senior lender to obtain a waiver, forbearance, or other accommodation relating to the event of default. It is uncertain at this time whether discussions with the senior lender will be successful, or if successful, whether the terms will be favorable to Blast. If Blast is not successful in obtaining a waiver, forbearance or other accommodation on acceptable terms, Blast may be forced to seek creditor protection under applicable bankruptcy laws or seek other accommodations from the senior lender.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLAST ENERGY SERVICES, INC. (Registrant)
Dated: January 8, 2007	By:	/s/ David M. Adams
David M. Adams
Chief Operating Officer

Dated: January 8, 2007	By:	/s/ John O’Keefe
John O’Keefe
Chief Financial Officer